Exhibit 99

TITAN TIRE SIGNS FIVE-YEAR TIRE AGREEMENT WITH DEERE & CO.

QUINCY, Ill. - August 17, 2006 - Titan Tire Corporation, a subsidiary of Titan International, Inc. (NYSE: TWI) has entered a new five-year agreement to supply Deere & Company with construction and forestry tires.
With Titan’s recent acquisition of Continental Tire North America, Inc.’s off-the-road (OTR) tire plant in Bryan, Ohio, Deere’s senior management requested that Titan help them meet tire demand and overcome shortage challenges.
“Titan is pleased to step up for Deere and supply the company with number-one quality American-made tires,” said Titan Chairman and CEO Maurice Taylor Jr. “I’ve been dealing with Deere for more than 32 years and there is not a finer company in the industry. What really impresses me is the commitment Deere is making not only for their current supply needs, but also their commitment to partner with Titan to develop new tires for their customers.”
Titan has invested in the world’s largest rim line to produce new single-piece wheels to replace current multi-piece wheels. This innovation will allow for the development of enhanced tires for the OTR market.
“Agriculture and off-highway wheel and tire products are Titan’s core business,” said Taylor. “We look forward to working with other original equipment manufacturers to find solutions to their supply challenges. Titan plans to expand our current OTR production in the next 12 months to meet growing needs.”
Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489